                          Exhibit A

NEES Energy, Inc.
Consolidated Balance Sheet
(Thousands of Dollars)
As of September 30, 1999
(Unaudited, Subject to Adjustment)

ASSETS
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Current assets:
     Cash     $  3,838
     Accounts receivable and unbilled revenue, less
          reserves of $2,444     42,033
     Inventory     14,377
     Prepaid and other current assets     7,175
               --------
     Total current assets     67,423
               --------

Fixed assets     14,590
Less accumulated depreciation     2,874
               --------
     Net fixed assets     11,716
               --------

Other investments     881
Goodwill, net of amortization     109,290
Deferred federal and state income taxes     823
Other assets     4,883
               --------
     Total other assets     115,877
               --------
Total assets     $195,016
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LIABILITIES AND CAPITALIZATION
------------------------------

Current liabilities:
     Long term debt due in one year     $    306
     Accounts payable (including $42 to affiliates)     8,397
     Accrued liabilities     28,480
               --------
     Total current liabilities     37,183

Long-term debt     539
Other long-term liabilities     7,704
               --------
     Total liabilities     45,426
               --------
Parent company's investment:
     Subordinated notes payable to parent     168,472
     Common stock, par value $1 per share     1
     Other paid-in capital     10,805
     Accumulated deficit     (29,688)
               --------
     Total parent company's investment     149,590
               --------
Total liabilities and parent company's investment     $195,016
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